Exhibit 99.2
For Immediate News Release
November 5, 2008
AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2008 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended September 30, 2008 was $231,406,000. This resulted in Earnings per Share — diluted (“EPS”) of $2.98 for the quarter ended September 30, 2008, compared to $1.58 for the comparable period of 2007, a per share increase of 88.6%. For the nine months ended September 30, 2008, EPS was $5.20 compared to $2.74 for the comparable period of 2007, a per share increase of 89.8%. These increases are primarily attributable to gains from the sale of communities and year-over-year increases in community operating performance.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended September 30, 2008 was $99,015,000, or $1.28 per share, compared to $95,302,000, or $1.19 per share, for the comparable period of 2007. FFO per share increased 7.6%, due primarily to year-over-year increases in community operating performance and capital markets activity.
FFO per share for the nine months ended September 30, 2008 increased by 8.9% to $3.78 from $3.47 for the comparable period of 2007. FFO per share for the nine months ended September 30, 2007 includes $0.01 related to the sale of a land parcel. Adjusting for this land sale, FFO per share increased 9.2%, driven primarily by year-over-year increases in community operating performance and capital markets activity.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Third Quarter results continue to show good earnings growth while we reduce operating, development, and capital risk. During 2008, we've sourced $1.8 billion of liquidity, including asset sales of $500 million. With access to cost effective capital funding a reduced level of development activity, we are well positioned to weather current challenging economic conditions.”
Operating Results for the Quarter Ended September 30, 2008 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $12,982,000, or 6.2% to $223,433,000. For Established Communities, rental revenue increased 2.7%, comprised of an increase in Average Rental Rates of 2.9% and a decrease in Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $3,884,000 to $152,641,000. Operating expenses for Established Communities increased $1,844,000, or 3.8% to $49,985,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $2,040,000, or 2.0%, to $102,656,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2007 to the third quarter of 2008:

3Q 08 Compared to 3Q 07

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	1.9%	(0.3%)	2.5%	20.4%
Metro NY/NJ	2.3%	6.0%	0.7%	26.4%
Mid-Atlantic/Midwest	1.9%	8.2%	(1.9%)	15.9%
Pacific NW	4.1%	0.9%	5.3%	4.6%
No. California	5.2%	0.7%	6.9%	21.9%
So. California	1.4%	4.8%	0.0%	10.8%

Total	2.7%	3.8%	2.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Nine Months Ended September 30, 2008 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $50,740,000, or 8.3% to $661,436,000. For Established Communities, rental revenue increased 3.6%, comprised of an increase in Average Rental Rates of 3.5% and an increase in Economic Occupancy of 0.1%. As a result, total revenue for Established Communities increased $15,396,000 to $454,390,000, and operating expenses for Established Communities increased $3,528,000 or 2.5% to $144,114,000. Accordingly, NOI for Established Communities increased by $11,868,000 or 4.0% to $310,276,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2008 as compared to the nine months ended September 30, 2007:

YTD 2008 Compared to YTD 2007

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	2.8%	1.3%	3.1%	20.3%
Metro NY/NJ	2.7%	5.0%	1.7%	25.3%
Mid-Atlantic/Midwest	2.7%	2.5%	2.9%	16.8%
Pacific NW	6.0%	0.1%	8.4%	4.6%
No. California	6.6%	(0.3%)	9.1%	22.3%
So. California	2.2%	5.5%	0.9%	10.7%

Total	3.6%	2.5%	4.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue with concessions on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

	3Q 08 vs	YTD 08 vs
	3Q 07	YTD 07
Rental Revenue Change with Concessions on a GAAP Basis	2.7%	3.6%

Rental Revenue Change with Concessions on a Cash Basis	2.3%	3.4%

Development and Redevelopment Activity
The Company completed the development of seven communities during the third quarter of 2008 totaling 2,150 apartment homes for an aggregate Total Capital Cost of $451,400,000:
•	Avalon Danvers, located in Danvers, MA, is a mid-rise community containing 433 apartment homes that was completed for a Total Capital Cost of $83,900,000;

•	Avalon Meydenbauer, located in Bellevue, WA, is a mid-rise community containing 368 apartment homes that was completed for a Total Capital Cost of $88,100,000;

•	Avalon at Lexington Hills, located in Lexington, MA, is a garden-style community containing 387 apartment homes that was completed for a Total Capital Cost of $86,900,000;

•	Avalon Warner Place, located in Canoga Park, CA, is a garden-style community containing 210 apartment homes that was completed for a Total Capital Cost of $53,100,000;

•	Avalon Sharon, located in Sharon, MA, is a garden-style community containing 156 apartment homes that was completed for a Total Capital Cost of $30,300,000;

•	Avalon Acton, located in Acton, MA, is a garden-style community containing 380 apartment homes that was completed for a Total Capital Cost of $67,900,000; and

•	Avalon at Tinton Falls, located in Tinton Falls, NJ, is a garden-style community containing 216 apartment homes that was completed for a Total Capital Cost of $41,200,000.
The Company commenced the development of two communities during the third quarter of 2008: Avalon Walnut Creek, located in Walnut Creek, CA and Avalon Norwalk, located in Norwalk, CT. These two communities will contain an aggregate of 733 apartment homes when completed for an estimated Total Capital Cost of $246,000,000.
The Company completed the redevelopment of two communities in the third quarter of 2008: Avalon Fair Lakes, located in Fairfax, VA and Avalon Redmond Place, located in Redmond, WA. These two communities contain an aggregate of 642 apartment homes and were completed for an estimated Total Capital Cost of $11,400,000, excluding costs incurred prior to the start of redevelopment.
The Company commenced the redevelopment of The Promenade during the third quarter of 2008. The Promenade, located in Burbank, CA, contains 400 apartment homes and will be completed for an estimated Total Capital Cost of $23,400,000, excluding costs incurred prior to the start of redevelopment.
Disposition Activity
During the third quarter of 2008, the Company sold five communities containing an aggregate of 1,831 apartment homes for an aggregate sales price of $353,800,000: Avalon Landing, located in Annapolis, MD, Avalon Walk, located in Hamden, CT, Avalon at Pruneyard, located in Campbell, CA, Avalon Wynhaven, located in Issaquah, WA and Avalon at Blossom Hill,

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

located in San Jose, CA. These dispositions resulted in a gain in accordance with GAAP of approximately $183,711,000 and an Economic Gain of approximately $139,233,000. The weighted average Initial Year Market Cap Rate for these five communities was 5.2% and the Unleveraged IRR over an approximate 13-year holding period was 13.9%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
During the third quarter of 2008, the Company completed the redevelopment of South Hills Apartments, located in West Covina, CA and Avalon Cedar Place, located in Columbia, MD on behalf of the Fund. These two communities contain an aggregate of 241 apartment homes and were completed for a Total Capital Cost of $8,100,000, excluding costs incurred prior to the start of redevelopment.
On September 2, 2008, the Company announced the closing of AvalonBay Value Added Fund II, L.P. (“Fund II”), a private, discretionary investment vehicle with commitments from five institutional investors including the Company. Fund II has equity commitments totaling $333,000,000. The Company has committed $150,000,000 to Fund II, representing a 45% equity interest.
Fund II will acquire and operate multifamily apartment communities primarily in the Company’s current markets with the objective of creating value through redevelopment, enhanced operations and/or improving market fundamentals. Fund II will serve as the exclusive vehicle through which the Company will acquire apartment communities for a period of three years from the closing date or until 90% of its committed capital is invested, subject to limited exceptions. Fund II will not include or involve the Company’s development activities. The Company will receive, in addition to any returns on its invested equity, asset management fees, property management fees and redevelopment fees. The Company will also receive a promoted interest if certain return thresholds are satisfied. As of September 30, 2008, Fund II has not made any investments.
Financing, Liquidity and Balance Sheet Statistics
Through September 30, 2008 the Company has raised $1,500,247,000 through asset sales and debt issuance activity. The proceeds from these capital markets transactions have been used to fund development activity, redeem outstanding secured and unsecured debt and redeem common and preferred stock.
As of September 30, 2008, the Company had $25,000,000 outstanding under its $1,000,000,000 unsecured credit facility. At September 30, 2008, the Company had $286,679,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 30.8% at September 30, 2008. Unencumbered NOI for the nine months ended September 30, 2008 was 78.8% and Interest Coverage for the third quarter of 2008 was 4.1 times.
New Financing Activity
In July 2008, the Company closed variable rate bond financing relating to Avalon Walnut Creek in the aggregate amount of $135,000,000, of which $126,000,000 is tax-exempt. In addition, the Company closed an associated 4.0%, fixed rate construction loan of $2,500,000. The Company will use the bond proceeds for the development of Avalon Walnut Creek, which began construction in the third quarter of 2008, as mentioned previously.
Also in the third quarter of 2008, the Company executed rate lock agreements for two secured loans to be issued by Freddie Mac before the end of the fourth quarter. The total amount of debt in connection with these two loans is expected to be $114,149,000 with a weighted average interest rate per annum of 6.07%.
Debt Repayment Activity
In July 2008, the Company repaid $146,000,000 of unsecured notes with an annual interest rate of 8.25% pursuant to their scheduled maturity.
Also in July 2008, the Company repaid the loan secured by Avalon at Fairway Hills, located in Columbia, MD. The $11,500,000 variable-rate loan, which had an original maturity of June 2026, was repaid early at par.
In October 2008, the Company repaid the $4,368,000 6.99% fixed rate loan secured by a development right in Wheaton, MD pursuant to its scheduled maturity.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Preferred Stock Redemption
On October 15, 2008, the Company exercised its option to redeem all 4,000,000 outstanding shares of its 8.70% Series H Cumulative Redeemable Preferred Stock for $100,701,000. The repayment amount includes the redemption value of the outstanding shares of $25 per share and accrued but unpaid dividends through the redemption date. The Company will record a non-cash charge for deferred offering expenses of approximately $3,500,000 in the fourth quarter of 2008 related to this redemption.
Dividend Requirements
As a REIT, the Company is subject to certain dividend distribution requirements in relation to taxable income to avoid paying federal income taxes at the corporate level. During the first nine months of 2008, the Company sold ten communities, and expects the execution of additional sales prior to year end. These completed and projected sales will cause the Company’s 2008 taxable income to exceed qualifying distributions expected to be made in the normal course of business. To meet its distribution requirements and avoid paying federal income tax, the Company anticipates that a special, nonrecurring dividend in the range of approximately $1.75 per share to $1.85 per share would be required to be declared sometime before September 2009. The exact amount will depend on the final amount of taxable income (principally gains recognized from property sales) during 2008. The timing of the special dividend has not yet been determined. Depending on the amount and timing of the dividend, the Company may incur an excise tax for 2008 of between $0 and $9,000,000 pertaining to cumulative unpaid capital gain distributions related to 2008 property sales.
Fourth Quarter and Full Year 2008 Financial Outlook
For the fourth quarter of 2008, the Company expects EPS in the range of $1.42 to $1.46. The Company expects EPS for the full year 2008 to be in the range of $6.61 to $6.65. The full year 2008 range has been adjusted to reflect changes in the Company’s disposition program.
The Company expects Projected FFO per share in the range of $1.25 to $1.29 for the fourth quarter of 2008 and Projected FFO per share for the full year 2008 to be between $5.03 and $5.07. The Company’s estimates for fourth quarter and full year 2008 do not include the potential excise tax described above.
The Company expects to release its fourth quarter 2008 earnings on February 4, 2009 after the market closes. The Company expects to hold a conference call on February 5, 2009 at 1:00 PM EST to discuss the fourth quarter and full year 2008 results.
Fourth Quarter 2008 Conference/Event Schedule
The Company is tentatively scheduled to participate in the following conferences during the fourth quarter of 2008:

Upcoming Conference Schedule

Event/Conference	Date

2008 NAREIT Annual Convention	Nov. 19 - 21
Wachovia Real Estate Securities Conference	Dec. 9
Barclays Capital Real Estate Conference	TBD (Dec.)
Deutsche Bank Real Estate Outlook Conference	Jan. 15, 2009

The Company is scheduled to present and conduct a question and answer session at each of the conferences. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access a webcast of each event and/or related materials will be available beginning November 6, 2008 on the Company’s website at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on November 6, 2008 at 10:30 AM EST to review and answer questions about this release, its third quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from November 6, 2008 at 11:30 AM EST to November 13, 2008 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 67017103.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/pressrelease.
About AvalonBay Communities, Inc.
As of September 30, 2008, the Company owned or held a direct or indirect ownership interest in 177 apartment communities containing 50,034 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the fourth quarter and full year 2008. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

THIRD QUARTER 2008
Supplemental Operating and Financial Data
Avalon Meydenbauer, located in downtown Bellevue, WA, contains 368 apartment homes and was completed in the third quarter of 2008 for a Total Capital Cost of $88.1 million. The community’s location in the revitalized urban center of Seattle’s Eastside places it within blocks of major shopping, dining and entertainment at both Lincoln Square and Bellevue Square. Major employers including Microsoft, Expedia and Yahoo are also located within walking distance of the community. The community’s location provides easy access to I-405 and is just a 30 minute drive to Seattle-Tacoma International Airport.
Avalon Meydenbauer offers luxury studios and 1, 2 and 3 bedroom apartment homes, featuring gourmet kitchens, washer and dryer, spacious closets and more. Community amenities include a state-of-the-art fitness center, direct access garage, clubhouse and residents’ lounge. A new upscale-concept Safeway grocery store with a full-scale Starbucks is contained within the ground floor of Avalon Meydenbauer.

THIRD QUARTER 2008
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Unconsolidated Real Estate Investments	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
September 30, 2008
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q3	Q3		YTD	YTD
	2008	2007	% Change	2008	2007	% Change
Net income available to common stockholders	$231,406	$126,594	82.8%	$402,839	$219,815	83.3%

Per common share — basic	$3.01	$1.60	88.1%	$5.25	$2.78	88.8%
Per common share — diluted	$2.98	$1.58	88.6%	$5.20	$2.74	89.8%

Funds from Operations	$99,015	$95,302	3.9%	$292,984	$278,459	5.2%
Per common share — diluted	$1.28	$1.19	7.6%	$3.78	$3.47	8.9%

Dividends declared — common	$68,820	$66,934	2.8%	$206,278	$202,402	1.9%
Per common share	$0.8925	$0.85	5.0%	$2.6775	$2.55	5.0%

Common shares outstanding	77,109,737	78,746,272	(2.1%)	77,109,737	78,746,272	(2.1%)
Outstanding operating partnership units	64,019	64,019	0.0%	64,019	64,019	0.0%

Total outstanding shares and units	77,173,756	78,810,291	(2.1%)	77,173,756	78,810,291	(2.1%)

Average shares outstanding — basic	76,833,942	78,962,615	(2.7%)	76,754,096	78,942,370	(2.8%)
Average operating partnership units outstanding	64,019	89,505	(28.5%)	64,019	119,960	(46.6%)
Effect of dilutive securities	682,886	972,594	(29.8%)	698,107	1,133,578	(38.4%)

Average shares outstanding — diluted	77,580,847	80,024,714	(3.1%)	77,516,222	80,195,908	(3.3%)

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition (1)	Amount	Cap	Rate (2)	Maturities (1)
Conventional Debt				2008	$6,494
Long-term, fixed rate	$2,259,881	20.3%		2009	$255,391
Long-term, variable rate	442,351	4.0%		2010	$347,258
Variable rate facility (3)	25,000	0.2%		2011	$503,507

Subtotal, Conventional	2,727,232	24.5%	5.9%	2012	$516,006

Tax-Exempt Debt
Long-term, fixed rate	167,470	1.5%
Long-term, variable rate	534,738	4.8%

Subtotal, Tax-Exempt	702,208	6.3%	5.4%

Total Debt	$3,429,440	30.8%	5.8%

(1)	Excludes debt associated with communities classified as held for sale.

(2)	Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3)	Represents the Company’s $1 billion unsecured credit facility, of which $25 million was drawn at September 30, 2008.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q308	$18,803	$7,753	$132
Q208	$19,159	$7,590	$42
Q108	$19,663	$7,159	$4
Q407	$20,099	$7,180	$251
Q307	$19,193	$7,008	$93

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	162	45,641
Development Communities	15	4,393
Development Rights	43	12,431

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
September 30, 2008
(Dollars in thousands except per share data)
(unaudited)

	Q3	Q3		YTD	YTD
	2008	2007	% Change	2008	2007	% Change
Revenue:
Rental and other income	$216,870	$195,042	11.2%	$629,050	$561,690	12.0%
Management, development and other fees	1,622	1,490	8.9%	4,805	4,421	8.7%

Total	218,492	196,532	11.2%	633,855	566,111	12.0%

Operating expenses:
Direct property operating expenses, excluding property taxes	53,772	46,218	16.3%	149,359	133,773	11.7%
Property taxes	19,021	17,957	5.9%	57,036	51,973	9.7%
Property management and other indirect operating expenses	9,689	10,792	(10.2%)	30,257	27,938	8.3%
Investments and investment management (1)	1,944	1,625	19.6%	6,687	6,133	9.0%

Total	84,426	76,592	10.2%	243,339	219,817	10.7%

Interest expense, net	(28,364)	(24,331)	16.6%	(85,622)	(68,993)	24.1%
General and administrative expense	(9,318)	(6,645)	40.2%	(26,821)	(20,067)	33.7%
Joint venture income and minority interest expense (2)	1,190	(388)	(406.7%)	4,813	(1,576)	(405.4%)
Depreciation expense	(49,397)	(42,892)	15.2%	(142,986)	(123,967)	15.3%
Gain on sale of land	—	—	—	—	545	(100.0%)

Income from continuing operations	48,177	45,684	5.5%	139,900	132,236	5.8%
Income from discontinued operations (3)	1,693	4,827	(64.9%)	11,614	15,846	(26.7%)
Gain on sale of communities	183,711	78,258	134.8%	257,850	78,258	229.5%

Total discontinued operations	185,404	83,085	123.1%	269,464	94,104	186.3%

Net income	233,581	128,769	81.4%	409,364	226,340	80.9%
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(6,525)	(6,525)	—

Net income available to common stockholders	$231,406	$126,594	82.8%	$402,839	$219,815	83.3%

Net income per common share — basic	$3.01	$1.60	88.1%	$5.25	$2.78	88.8%

Net income per common share — diluted	$2.98	$1.58	88.6%	$5.20	$2.74	89.8%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(2)	Amount for the nine months ended September 30, 2008 includes $3,483 related to the sale of an unconsolidated community.

(3)	Reflects net income for communities classified as discontinued operations as of September 30, 2008 and communities sold during the period from January 1, 2007 through September 30, 2008. The following table details income from discontinued operations for the periods shown:

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007
Rental income	$4,941	$13,919	$27,581	$44,585
Operating and other expenses	(2,054)	(4,962)	(9,144)	(15,182)
Interest expense, net	(236)	(942)	(1,312)	(2,977)
Depreciation expense	(958)	(3,188)	(5,511)	(10,580)

Income from discontinued operations (4)	$1,693	$4,827	$11,614	$15,846

(4)	NOI for discontinued operations totaled $2,887 and $18,437 for the three and nine months ended September 30,2008, respectively, of which $908 and $2,622, respectively relate to assets classified as held for sale.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007
Real estate	$6,592,041	$5,951,325
Less accumulated depreciation	(1,301,648)	(1,158,899)

Net operating real estate	5,290,393	4,792,426

Construction in progress, including land	882,464	946,814
Land held for development	325,472	288,423
Operating real estate assets held for sale, net	28,701	269,519

Total real estate, net	6,527,030	6,297,182

Cash and cash equivalents	79,019	20,271
Cash in escrow	207,660	188,264
Resident security deposits	32,863	29,240
Other assets (1)	244,625	201,527

Total assets	$7,091,197	$6,736,484

Unsecured notes, net	$2,017,815	$1,893,499
Unsecured facility	25,000	514,500
Notes payable	1,384,440	750,062
Resident security deposits	42,606	39,938
Liabilities related to assets held for sale	25,448	57,666
Other liabilities	368,560	431,013

Total liabilities	$3,863,869	$3,686,678

Minority interest	16,689	23,152
Stockholders’ equity	3,210,639	3,026,654

Total liabilities and stockholders’ equity	$7,091,197	$6,736,484

(1)	Other assets includes $1,939 and $3,730 relating to assets classified as held for sale as of September 30, 2008 and December 31, 2007, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
September 30, 2008

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy				Rental Revenue ($000’s)(3)
		Q3 08	Q3 07	% Change	Q3 08	Q3 07	% Change		Q3 08	Q3 07	% Change
New England
Boston, MA	3,067	$2,043	$1,986	2.9%	96.5%	96.1%	0.4%		$18,145	$17,571	3.3%
Fairfield-New Haven, CT	2,284	2,098	2,073	1.2%	96.2%	97.3%	(1.1%	)	13,829	13,812	0.1%

New England Average	5,351	2,066	2,023	2.1%	96.4%	96.6%	(0.2%)		31,974	31,383	1.9%

Metro NY/NJ
New Jersey	2,422	2,209	2,130	3.7%	95.5%	97.3%	(1.8%	)	15,334	15,055	1.9%
New York, NY	1,730	2,570	2,508	2.5%	97.4%	97.0%	0.4%		12,994	12,627	2.9%
Long Island, NY	1,157	2,454	2,414	1.7%	94.8%	94.3%	0.5%		8,074	7,904	2.2%

Metro NY/NJ Average	5,309	2,380	2,315	2.8%	96.0%	96.5%	(0.5%	)	36,402	35,586	2.3%

Mid-Atlantic/Midwest
Washington Metro	5,635	1,786	1,763	1.3%	96.6%	96.2%	0.4%		29,157	28,659	1.7%
Chicago, IL	487	1,461	1,420	2.9%	96.3%	95.6%	0.7%		2,055	1,983	3.6%

Mid-Atlantic/Midwest Average	6,122	1,760	1,733	1.6%	96.5%	96.2%	0.3%		31,212	30,642	1.9%

Pacific Northwest
Seattle, WA	1,320	1,430	1,359	5.2%	95.9%	97.0%	(1.1%	)	5,431	5,217	4.1%

Pacific Northwest Average	1,320	1,430	1,359	5.2%	95.9%	97.0%	(1.1%	)	5,431	5,217	4.1%

Northern California
San Jose, CA	3,094	1,947	1,834	6.2%	96.8%	97.0%	(0.2%	)	17,498	16,506	6.0%
San Francisco, CA	1,608	2,212	2,096	5.5%	96.3%	97.2%	(0.9%	)	10,280	9,825	4.6%
Oakland-East Bay, CA	955	1,576	1,511	4.3%	96.7%	97.7%	(1.0%	)	4,366	4,227	3.3%

Northern California Average	5,657	1,960	1,854	5.7%	96.6%	97.1%	(0.5%	)	32,144	30,558	5.2%

Southern California
Los Angeles, CA	1,198	1,711	1,684	1.6%	94.8%	96.6%	(1.8%	)	5,833	5,845	(0.2%)
Orange County, CA	1,174	1,484	1,474	0.7%	95.2%	95.3%	(0.1%	)	4,977	4,948	0.6%
San Diego, CA	1,058	1,505	1,460	3.1%	96.3%	94.9%	1.4%		4,593	4,396	4.5%

Southern California Average	3,430	1,569	1,543	1.7%	95.4%	95.7%	(0.3%	)	15,403	15,189	1.4%

Average/Total Established	27,189	$1,943	$1,888	2.9%	96.3%	96.5%	(0.2%	)	$152,566	$148,575	2.7%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2007 such that a comparison of 2007 to 2008 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.3% between years.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
September 30, 2008

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		Q3 08	Q2 08	% Change	Q3 08	Q208	% Change	Q3 08	Q2 08	% Change
New England
Boston, MA	3,067	$2,043	$2,030	0.6%	96.5%	97.1%	(0.6%)	$18,145	$18,141	0.0%
Fairfield-New Haven, CT	2,284	2,098	2,090	0.4%	96.2%	96.3%	(0.1%)	13,829	13,794	0.3%

New England Average	5,351	2,066	2,057	0.4%	96.4%	96.8%	(0.4%)	31,974	31,935	0.1%

Metro NY/NJ
New Jersey	2,422	2,209	2,183	1.2%	95.5%	96.1%	(0.6%)	15,334	15,245	0.6%
New York, NY	1,730	2,570	2,540	1.2%	97.4%	97.5%	(0.1%)	12,994	12,849	1.1%
Long Island, NY	1,157	2,454	2,423	1.3%	94.8%	96.1%	(1.3%)	8,074	8,081	(0.1%)

Metro NY/NJ Average	5,309	2,380	2,352	1.2%	96.0%	96.6%	(0.6%)	36,402	36,175	0.6%

Mid-Atlantic/Midwest
Washington Metro	5,635	1,786	1,782	0.2%	96.6%	97.0%	(0.4%)	29,157	29,214	(0.2%)
Chicago, IL	487	1,461	1,442	1.3%	96.3%	95.6%	0.7%	2,055	2,015	2.0%

Mid-Atlantic/Midwest Average	6,122	1,760	1,755	0.3%	96.5%	96.9%	(0.4%)	31,212	31,229	(0.1%)

Pacific Northwest
Seattle, WA	1,320	1,430	1,416	1.0%	95.9%	95.4%	0.5%	5,431	5,351	1.5%

Pacific Northwest Average	1,320	1,430	1,416	1.0%	95.9%	95.4%	0.5%	5,431	5,351	1.5%

Northern California
San Jose, CA	3,094	1,947	1,920	1.4%	96.8%	96.5%	0.3%	17,498	17,202	1.7%
San Francisco, CA	1,608	2,212	2,186	1.2%	96.3%	96.6%	(0.3%)	10,280	10,185	0.9%
Oakland-East Bay, CA	955	1,576	1,570	0.4%	96.7%	95.9%	0.8%	4,366	4,316	1.2%

Northern California Average	5,657	1,960	1,936	1.2%	96.6%	96.5%	0.1%	32,144	31,703	1.4%

Southern California
Los Angeles, CA	1,198	1,711	1,710	0.1%	94.8%	95.3%	(0.5%)	5,833	5,861	(0.5%)
Orange County, CA	1,174	1,484	1,484	0.0%	95.2%	95.8%	(0.6%)	4,977	5,006	(0.6%)
San Diego, CA	1,058	1,505	1,479	1.8%	96.3%	94.9%	1.4%	4,593	4,458	3.0%

Southern California Average	3,430	1,569	1,562	0.4%	95.4%	95.3%	0.1%	15,403	15,325	0.5%

Average/Total Established	27,189	$1,943	$1,928	0.8%	96.3%	96.5%	(0.2%)	$152,566	$151,718	0.6%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2007 such that a comparison of 2007 to 2008 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Year-to-Date Revenue and Occupancy Changes — Established Communities (1)
September 30, 2008

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		YTD08	YTD07	% Change	YTD08	YTD07	% Change	YTD 08	YTD 07	% Change
New England
Boston, MA	3,067	$2,025	$1,974	2.6%	96.7%	95.9%	0.8%	$54,077	$52,283	3.4%
Fairfield-New Haven, CT	2,284	2,083	2,042	2.0%	96.4%	96.4%	0.0%	41,276	40,471	2.0%

New England Average	5,351	2,050	2,003	2.3%	96.6%	96.1%	0.5%	95,353	92,754	2.8%

Metro NY/NJ
New Jersey	2,422	2,193	2,102	4.3%	95.8%	96.7%	(0.9%)	45,786	44,293	3.4%
New York, NY	1,730	2,536	2,481	2.2%	97.2%	96.7%	0.5%	38,379	37,352	2.7%
Long Island, NY	1,157	2,422	2,390	1.3%	95.6%	95.5%	0.1%	24,111	23,767	1.4%

Metro NY/NJ Average	5,309	2,355	2,288	2.9%	96.2%	96.4%	(0.2%)	108,276	105,412	2.7%

Mid-Atlantic/Midwest
Washington Metro	5,635	1,777	1,743	2.0%	96.5%	95.8%	0.7%	86,998	84,696	2.7%
Chicago, IL	487	1,441	1,410	2.2%	96.3%	95.3%	1.0%	6,079	5,892	3.2%

Mid-Atlantic/Midwest
Average	6,122	1,751	1,717	2.0%	96.5%	95.8%	0.7%	93,077	90,588	2.7%

Pacific Northwest
Seattle, WA	1,320	1,415	1,327	6.6%	95.7%	96.3%	(0.6%)	16,097	15,185	6.0%

Pacific Northwest Average	1,320	1,415	1,327	6.6%	95.7%	96.3%	(0.6%)	16,097	15,185	6.0%

Northern California
San Jose, CA	3,094	1,919	1,785	7.5%	96.8%	97.2%	(0.4%)	51,720	48,288	7.1%
San Francisco, CA	1,608	2,183	2,060	6.0%	96.7%	96.3%	0.4%	30,559	28,733	6.4%
Oakland-East Bay, CA	955	1,569	1,481	5.9%	96.5%	97.5%	(1.0%)	13,016	12,412	4.9%

Northern California Average	5,657	1,935	1,812	6.8%	96.7%	96.9%	(0.2%)	95,295	89,433	6.6%

Southern California
Los Angeles, CA	1,198	1,706	1,661	2.7%	95.6%	95.9%	(0.3%)	17,586	17,167	2.4%
Orange County, CA	1,174	1,485	1,454	2.1%	95.9%	96.1%	(0.2%)	15,041	14,762	1.9%
San Diego, CA	1,058	1,485	1,453	2.2%	95.2%	95.3%	(0.1%)	13,467	13,190	2.1%

Southern California Average	3,430	1,562	1,526	2.4%	95.6%	95.8%	(0.2%)	46,094	45,119	2.2%

Average/Total Established	27,189	$1,926	$1,861	3.5%	96.4%	96.3%	0.1%	$454,192	$438,491	3.6%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2007 such that a comparison of 2007 to 2008 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of September 30, 2008

		Number	Number	Total
		of	of	Capital Cost (2)
		Communities	Homes	(millions)
Portfolio Additions:	(3)
2008 Annual Completions
Development		10	3,645	$891.9
Redevelopment	(4)	6	1,213	27.8

Total Additions		16	4,858	$919.7

2007 Annual Completions
Development		8	1,749	$440.7
Redevelopment	(4)	5	1,847	32.9

Total Additions		13	3,596	$473.6

Pipeline Activity:	(3)
Currently Under Construction
Development		15	4,393	$1,608.5
Redevelopment	(4)	7	2,143	95.1

Subtotal		22	6,536	$1,703.6

Planning
Development Rights		43	12,431	$3,939.0

Total Pipeline		65	18,967	$5,642.6

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Information represents projections and estimates.

(4)	Represents only cost of redevelopment activity, does not include original acquisition cost.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2008.

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of September 30, 2008

	Percentage		Total	Schedule				Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #14
Under Construction:
1. Avalon Encino Los Angeles, CA	100%	131	$61.5	Q3 2006	Q3 2008	Q1 2009	Q3 2009	$2,475	7.6%	22.9%	12.2%	0.4%
2. Avalon Morningside Park (6) New York, NY	100%	295	125.5	Q1 2007	Q3 2008	Q1 2009	Q3 2009	3,420	46.4%	47.5%	34.6%	12.5%
3. Avalon White Plains White Plains, NY	100%	407	154.5	Q2 2007	Q3 2008	Q4 2009	Q2 2010	2,915	17.7%	22.4%	16.0%	9.6%
4. Avalon Fashion Valley San Diego, CA	100%	161	64.7	Q2 2007	Q3 2008	Q1 2009	Q3 2009	2,380	57.8%	19.3%	14.9%	5.8%
5. Avalon Anaheim Stadium Anaheim, CA	100%	251	102.7	Q2 2007	Q4 2008	Q3 2009	Q1 2010	2,530	N/A	N/A	N/A	N/A
6. Avalon Union City Union City, CA	100%	438	125.2	Q3 2007	Q2 2009	Q3 2009	Q1 2010	1,895	N/A	N/A	N/A	N/A
7. Avalon at the Hingham Shipyard Hingham, MA	100%	235	52.7	Q3 2007	Q3 2008	Q1 2009	Q2 2009	2,070	34.5%	37.0%	21.7%	6.6%
8. Avalon Huntington Shelton, CT	100%	99	26.1	Q4 2007	Q3 2008	Q1 2009	Q3 2009	2,345	45.5%	22.2%	14.1%	4.6%
9. Avalon at Mission Bay North III San Francisco, CA	100%	260	157.8	Q4 2007	Q3 2009	Q4 2009	Q2 2010	3,745	N/A	N/A	N/A	N/A
10. Avalon Jamboree Village Irvine, CA	100%	279	78.3	Q4 2007	Q2 2009	Q4 2009	Q2 2010	2,060	N/A	N/A	N/A	N/A
11. Avalon Fort Greene New York, NY	100%	628	320.4	Q4 2007	Q3 2009	Q3 2010	Q1 2011	3,605	N/A	N/A	N/A	N/A
12. Avalon Charles Pond Coram, NY	100%	200	46.5	Q1 2008	Q4 2008	Q2 2009	Q4 2009	1,865	N/A	4.5%	N/A	N/A
13. Avalon Blue Hills Randolph, MA	100%	276	46.6	Q2 2008	Q2 2009	Q4 2009	Q2 2010	1,440	N/A	N/A	N/A	N/A
14. Avalon Walnut Creek (7) Walnut Creek, CA	100%	422	156.7	Q3 2008	Q3 2010	Q1 2011	Q3 2011	2,215	N/A	N/A	N/A	N/A
15. Avalon Norwalk Norwalk, CT	100%	311	89.3	Q3 2008	Q3 2010	Q2 2011	Q4 2011	2,260	N/A	N/A	N/A	N/A

Subtotal/Weighted Average		4,393	$1,608.5					$2,575

Completed this Quarter:
1. Avalon Danvers (8) Danvers, MA	100%	433	$83.9	Q4 2005	Q1 2007	Q3 2008	Q4 2008	$1,510	100.0%	98.4%	97.0%	95.6%
2. Avalon Meydenbauer Bellevue, WA	100%	368	88.1	Q1 2006	Q1 2008	Q3 2008	Q2 2009	1,820	100.0%	84.8%	81.0%	66.1%
3. Avalon at Lexington Hills Lexington, MA	100%	387	86.9	Q2 2006	Q2 2007	Q3 2008	Q4 2008	1,910	100.0%	96.6%	94.8%	92.1%
4. Avalon Warner Place Canoga Park, CA	100%	210	53.1	Q4 2006	Q1 2008	Q3 2008	Q1 2009	1,780	100.0%	97.6%	96.2%	68.4%
5. Avalon Sharon Sharon, MA	100%	156	30.3	Q3 2007	Q2 2008	Q3 2008	Q1 2009	1,665	100.0%	98.7%	96.8%	72.3%
6. Avalon Acton (6) Acton, MA	100%	380	67.9	Q4 2006	Q4 2007	Q3 2008	Q1 2009	1,330	100.0%	91.3%	89.7%	75.5%
7. Avalon at Tinton Falls Tinton Falls, NJ	100%	216	41.2	Q2 2007	Q2 2008	Q3 2008	Q1 2009	1,855	100.0%	92.6%	91.7%	62.4%

Subtotal/Weighted Average		2,150	$451.4					$1,675

Total/Weighted Average		6,543	$2,059.9					$2,280

Weighted Average Projected NOI as a % of Total Capital Cost (1) (9)			6.1% Inclusive of Concessions — See Attachment #14

Non-Stabilized Development Communities: (10)			% Economic	Asset Cost Basis, Non-Stabilized Development:		Source
			Occ
			(1) (5)
Prior Quarter Completions:				Capital Cost, Prior Quarter Completions	$266.1	Att. 8
Avalon on the Sound East	588	$180.5		Capital Cost, Current Completions	451.4	Att. 8
Avalon at Dublin Station I	305	85.6		Capital Cost, Under Construction	1,608.5	Att. 8

				Less: Remaining to Invest, Under Construction	(713.8)	Att. 10

	893	$266.1	93.1%

				Total Asset Cost Basis, Non-Stabilized
				Development	$1,612.2

Q3 2008 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $6.1 million. See Attachment #14.

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of October 24, 2008.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of October 24, 2008.

(4)	Physical occupancy based on apartment homes occupied as of October 24, 2008.

(5)	Represents Economic Occupancy for the third quarter of 2008.

(6)	This community is being financed in part by third-party tax-exempt debt.

(7)	This community is being financed in part by a combination of third-party tax-exempt and taxable debt.

(8)	Avalon Danvers experienced a fire in April 2007. The Company estimates that the remainder of the insurance proceeds it expects to recover in connection with the fire is $2.3 million.These expected proceeds are included in the Total Capital Cost.

(9)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(10)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on theCompany’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2008.

Attachment 9
AvalonBay Communities, Inc.
Redevelopment Communities as of September 30, 2008

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	@ 9/30/08
									Inclusive of
									Concessions
									See Attachment #14
Under Redevelopment:

AvalonBay
1. Essex Place Peabody, MA	100%	286	$23.7	$34.5	Q3 2004	Q3 2007	Q2 2009	Q4 2009	$1,300	197	15
2. Avalon Woodland Hills Woodland Hills, CA	100%	663	72.1	109.3	Q4 1997	Q4 2007	Q1 2010	Q3 2010	1,810	220	31
3. Avalon at Diamond Heights San Francisco, CA	100%	154	25.3	30.2	Q2 1994	Q4 2007	Q4 2010	Q2 2011	2,420	45	2
4. Avalon Symphony Woods I Columbia, MD	100%	176	9.4	14.0	Q4 1986	Q2 2008	Q3 2009	Q1 2010	1,445	81	6
5. Avalon Symphony Woods II Columbia, MD	100%	216	36.4	42.4	Q4 2006	Q2 2008	Q3 2009	Q1 2010	1,415	69	7
6. Avalon Mountain View Mountain View, CA	88%	248	24.1	32.3	Q4 1986	Q2 2008	Q3 2009	Q1 2010	2,235	111	15
7. The Promenade Burbank, CA	100%	400	71.0	94.4	Q2 2002	Q3 2008	Q2 2010	Q4 2010	2,330	—	—

Subtotal		2,143	$262.0	$357.1					$1,860	723	76

Completed this Quarter:

AvalonBay
1. Avalon Fair Lakes (3) Fairfax, VA	100%	420	$31.2	$37.9	Q4 1996	Q3 2006	Q3 2008	Q3 2008	$1,380	420	—
2. Avalon Redmond Place Redmond, WA	100%	222	26.3	31.0	Q3 1999	Q3 2007	Q3 2008	Q1 2009	1,530	222	—

Subtotal		642	$57.5	$68.9					$1,430	642	—

Investment Management Fund (The “Fund”)
1. South Hills Apartments West Covina, CA	15%	85	$20.9	$25.1	Q3 2007	Q1 2008	Q3 2008	Q3 2008	$1,930	85	—
2. Avalon Cedar Place Columbia, MD	15%	156	21.0	24.9	Q4 2006	Q3 2007	Q3 2008	Q1 2009	1,275	156	—

Subtotal		241	$41.9	$50.0					$1,505	241	—

Grand Total/Weighted Average		3,026	$361.4	$476.0					$1,740	1,606	76

Weighted Average Projected NOI as a % of Total Capital Cost (2)				9.6%	Inclusive of Concessions — See Attachment #14

(1)	Inclusive of acquisition cost.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	This community was formerly known as Avalon at AutumnWoods.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2008.

Attachment 10
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of September 30, 2008
(Dollars in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)(6)	Period End
Total - 2006 Actual	1,527	$652,828	$311,155	$919,358	$626,034

2007 Actual:
Quarter 1	464	$167,109	$106,100	$908,630	$673,945
Quarter 2	724	240,036	165,064	974,266	798,358
Quarter 3	774	220,762	214,732	1,334,784	792,320
Quarter 4	578	338,951	178,371	1,038,879	924,761

Total - 2007 Actual	2,540	$966,858	$664,267

2008 Projected:
Quarter 1 (Actual)	676	$179,408	$180,366	$857,491	$925,736
Quarter 2 (Actual)	948	178,794	226,235	1,001,288	912,290
Quarter 3 (Actual)	827	191,140	207,903	713,840	842,483
Quarter 4 (Projected)	490	162,355	158,117	551,485	826,716

Total - 2008 Projected	2,941	$711,697	$772,621

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End
Total - 2006 Actual		$15,543	$14,991	$17,602

2007 Actual:
Quarter 1	63	$3,332	$21,704	$14,538
Quarter 2	105	3,014	24,290	16,403
Quarter 3	97	3,896	61,583	16,182
Quarter 4	77	8,370	69,136	30,683

Total - 2007 Actual		$18,612

2008 Projected:
Quarter 1 (Actual)	112	$6,433	$65,666	$37,761
Quarter 2 (Actual)	160	11,266	75,362	46,265
Quarter 3 (Actual)	103	14,705	63,107	39,981
Quarter 4 (Projected)	67	15,710	47,397	18,606

Total - 2008 Projected		$48,114

(1)	Data is presented for all communities currently under development or redevelopment and those communities for which development or redevelopment is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(6)	Amount for Q3 2008 includes $165.2 million expected to be financed by proceeds from third-party tax-exempt and taxable debt.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2008.

Attachment 11
AvalonBay Communities, Inc.
Future Development as of September 30, 2008

DEVELOPMENT RIGHTS (1)

		Estimated	Total
		Number	Capital Cost (1)
Location of Development Right		of Homes	(millions)
1.	Bellevue, WA	396	$130
2.	Northborough, MA Phase I	163	27
3.	North Bergen, NJ	164	47
4.	Andover, MA	115	26
5.	Wilton, CT	100	29
6.	Seattle, WA	204	65
7.	Rockville Centre, NY	349	129
8.	Greenburgh, NY Phase II	444	112
9.	Los Angeles, CA	278	124
10.	Wood-Ridge, NJ	406	104
11.	Cohasset, MA	200	38
12.	New York, NY	681	307
13.	Plymouth, MA Phase II	90	22
14.	Concord, MA	150	38
15.	Canoga Park, CA	298	85
16.	North Andover, MA	526	98
17.	Garden City, NY	160	58
18.	Irvine, CA Phase II	179	57
19.	West Long Branch, NJ	180	34
20.	Wheaton, MD	320	74
21.	Dublin, CA Phase II	405	126
22.	Seattle, WA II	234	76
23.	Brooklyn, NY	825	443
24.	Rockville, MD	240	62
25.	Chicago, IL Phase I	500	173
26.	Shelton, CT	251	66
27.	Northborough, MA Phase II	187	35
28.	New York, NY II (2)	557	397
29.	Stratford, CT	146	23
30.	Tysons Corner, VA	439	121
31.	Boston, MA	180	106
32.	Camarillo, CA	309	66
33.	San Francisco, CA	173	51
34.	Alexandria, VA	237	61
35.	Chicago, IL Phase II	500	141
36.	Maynard, MA	212	39
37.	Oyster Bay, NY	88	36
38.	Hackensack, NJ	226	56
39.	Gaithersburg, MD	254	41
40.	Yaphank, NY	343	57
41.	Roselle Park, NJ	249	54
42.	Kirkland, WA Phase II	189	60
43.	Milford, CT	284	45

	Total	12,431	$3,939

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Projected Total Capital Cost includes costs to develop commercial space to be leased to an automobile dealership.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2008.

Attachment 12
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments as of September 30, 2008
(Dollars in Thousands)

				AVB					AVB's
		# of	Total	Book	Outstanding Debt				Share
Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	of Partnership
Real Estate Investments	Ownership	Homes	Cost (1)	Investment (2)	Amount	Type	Rate	Date	Debt (3)
AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach	N/A	105	$24,447	N/A	$21,033	Fixed	4.87%	Oct 2011	$3,197
Los Angeles, CA
2. Avalon Lakeside	N/A	204	18,098	N/A	12,056	Fixed	5.74%	Mar 2012	1,833
Chicago, IL
3. Avalon Columbia	N/A	170	29,258	N/A	22,275	Fixed	5.48%	Apr 2012	3,386
Baltimore, MD
4. Avalon Sunset	N/A	82	20,830	N/A	12,750	Fixed	5.41%	Feb 2014	1,938
Los Angeles, CA
5. Avalon at Poplar Creek	N/A	196	27,957	N/A	16,500	Fixed	4.83%	Oct 2012	2,508
Chicago, IL
6. Avalon at Civic Center (4)	N/A	192	42,755	N/A	23,805	Fixed	5.29%	Aug 2013	3,618
Norwalk, CA
7. Avalon Paseo Place	N/A	134	24,835	N/A	11,800	Fixed	5.74%	Nov 2013	1,794
Fremont, CA
8. Avalon at Yerba Buena	N/A	160	66,786	N/A	41,500	Fixed	5.88%	Mar 2014	6,308
San Francisco, CA
9. Avalon at Aberdeen Station	N/A	290	58,219	N/A	39,842	Fixed	5.64%	Sep 2013	6,056
Aberdeen, NJ
10. The Springs	N/A	320	48,155	N/A	26,000	Fixed	6.06%	Oct 2014	3,952
Corona, CA
11. The Covington	N/A	256	33,178	N/A	17,243	Fixed	5.43%	Jan 2014	2,621
Lombard, IL
12. Avalon Cedar Place	N/A	156	24,132	N/A	12,000	Fixed	5.68%	Feb 2014	1,824
Columbia, MD
13. Avalon Centerpoint	N/A	392	79,139	N/A	45,000	Fixed	5.74%	Dec 2013	6,840
Baltimore, MD
14. Middlesex Crossing	N/A	252	37,839	N/A	24,100	Fixed	5.49%	Dec 2013	3,663
Billerica, MA
15. Avalon Crystal Hill	N/A	168	38,306	N/A	24,500	Fixed	5.43%	Dec 2013	3,724
Ponoma, NY
16. Skyway Terrace	N/A	348	74,706	N/A	37,500	Fixed	6.11%	Mar 2014	5,700
San Jose, CA
17. Avalon Rutherford Station	N/A	108	36,711	N/A	20,452	Fixed	6.13%	Sep 2016	3,109
East Rutherford, NJ
18. South Hills Apartments	N/A	85	24,760	N/A	11,762	Fixed	5.92%	Dec 2013	1,788
West Covina, CA
19. Colonial Towers/South Shore Manor	N/A	211	22,564	N/A	13,455	Fixed	5.12%	Mar 2015	2,045
Weymouth, MA

	15.2%	3,829	$732,675	$109,598	$433,573				$65,904

Other Operating Joint Ventures
1. Avalon Chrystie Place I (5)	20.0%	361	128,975	22,783	117,000	Variable	9.50%	Nov 2036	23,400
New York, NY
2. Avalon at Mission Bay North II (5)	25.0%	313	123,740	29,613	105,000	Fixed	6.02%	Dec 2015	26,250
San Francisco, CA
3. Avalon Del Rey	30.0%	309	70,022	19,019	40,845	Variable	5.50%	Sep 2009	12,254
Los Angeles, CA
Other Development Joint Ventures
1. Aria at Hathorne (6) (7)	50.0%	64	N/A	5,877	5,333	Variable	4.57%	Jun 2010	$2,667
Danvers, MA

		1,047	$322,737	$77,292	$268,178				$64,571

		4,876	$1,055,412	$186,890	$701,751				$130,475

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(3)	The Company has not guaranteed the debt of its unconsolidated investees and bears no responsibility for the repayment, other than the construction completion and related financing guarantee for Avalon Chrystie Place I associated with the construction completion and occupancy certificate.

(4)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a weighted average interest rate.

(5)	After the venture makes certain threshold distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(6)	The Company has contributed land at a stepped up basis as its only capital contribution to this development. The Company is not guaranteeing the construction or acquisition loans, nor is it responsible for any cost over runs until certain thresholds are satisfied. The outstanding debt consists of three separate variable rate loans. The first loan totals $2,781 at a 4.625% interest rate, the second loan totals $2,252 at a 4.625% interest rate, and the third loan totals $300 at a 3.70% interest rate. The third loan is a short term loan payable due in the fourth quarter of 2008. The rate listed in the table above represents a weighted average interest rate.

(7)	After the venture makes certain threshold distributions to the Company, AVB receives 50% of all further distributions.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of September 30, 2008
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (2)	Price	GAAP Gain	and Other	Gain (3)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (4)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (5)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (6)		$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (7)		$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
10 Communities (8)		$588,700	$261,333	$48,971	$212,362	5.0%	14.2%

1998 - 2008 Total	7.5	$3,207,717	$1,273,740	$261,055	$1,012,686	5.7%	15.4%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(3)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(5)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(6)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(7)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

(8)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of community held by the Fund in which the Company holds a 15.2% equity interest.

Attachment 14
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007 (1)
Net income	$233,581	$128,769	$409,364	$226,340
Dividends attributable to preferred stock	(2,175)	(2,175)	(6,525)	(6,525)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	51,263	46,913	151,307	136,677
Minority interest, including discontinued operations	57	53	171	225
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	—	—	(3,483)	—
Gain on sale of previously depreciated real estate assets	(183,711)	(78,258)	(257,850)	(78,258)

FFO attributable to common stockholders	$99,015	$95,302	$292,984	$278,459

Average shares outstanding — diluted	77,580,847	80,024,714	77,516,222	80,195,908
EPS — diluted	$2.98	$1.58	$5.20	$2.74

FFO per common share — diluted	$1.28	$1.19	$3.78	$3.47

(1)	FFO per common share — diluted includes $0.01 for the nine months ended September 30, 2007 related to the sale of a land parcel.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2008 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q4 08	$1.42	$1.46
Projected depreciation (real estate related)	0.66	0.68
Projected gain on sale of operating communities	(0.83)	(0.85)

Projected FFO per share (diluted) — Q4 08	$1.25	$1.29

Projected EPS (diluted) — Full Year 2008	$6.61	$6.65
Projected depreciation (real estate related)	2.60	2.64
Projected gain on sale of operating communities	(4.18)	(4.22)

Projected FFO per share (diluted) — Full Year 2008	$5.03	$5.07

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007
Net income	$233,581	$128,769	$409,364	$226,340
Indirect operating expenses, net of corporate income	7,821	8,102	25,171	22,317
Investments and investment management	1,944	1,625	6,687	6,133
Interest expense, net	28,364	24,331	85,622	68,993
General and administrative expense	9,318	6,645	26,821	20,067
Joint venture income and minority interest	(1,190)	388	(4,813)	1,576
Depreciation expense	49,397	42,892	142,986	123,967
Gain on sale of real estate assets	(183,711)	(78,258)	(257,850)	(78,803)
Income from discontinued operations	(1,693)	(4,827)	(11,614)	(15,846)

NOI from continuing operations	$143,831	$129,667	$422,374	$374,744

Established:
New England	$20,605	$20,111	$61,735	$59,876
Metro NY/NJ	24,697	24,514	74,227	72,987
Mid-Atlantic/Midwest	18,845	19,209	58,719	57,077
Pacific NW	3,852	3,657	11,580	10,682
No. California	23,756	22,227	70,945	65,010
So. California	10,901	10,898	33,070	32,776

Total Established	102,656	100,616	310,276	298,408

Other Stabilized	19,655	16,933	55,699	42,772
Development/Redevelopment	21,520	12,118	56,399	33,564

NOI from continuing operations	$143,831	$129,667	$422,374	$374,744

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2007 through September 30, 2008). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007
Income from discontinued operations	$1,693	$4,827	$11,614	$15,846
Interest expense, net	236	942	1,312	2,977
Depreciation expense	958	3,188	5,511	10,580

NOI from discontinued operations	$2,887	$8,957	$18,437	$29,403

NOI from assets sold	$1,979	$8,087	$15,815	$26,829
NOI from assets held for sale	908	870	2,622	2,574

NOI from discontinued operations	$2,887	$8,957	$18,437	$29,403

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2008	2007	2008	2007
Rental revenue (GAAP basis)	$152,566	$148,575	$454,192	$438,491
Concessions amortized	1,528	1,351	4,233	3,944
Concessions granted	(2,208)	(1,392)	(5,285)	(4,368)

Rental revenue (with concessions on a cash basis)	$151,886	$148,534	$453,140	$438,067

% change — GAAP revenue		2.7%		3.6%
% change — cash revenue		2.3%		3.4%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the nine months ended September 30, 2008 as well as prior years’ activities is presented on Attachment 13.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2008 are as follows (dollars in thousands):

Net income	$233,581
Interest expense, net	28,364
Interest expense (discontinued operations)	236
Depreciation expense	49,397
Depreciation expense (discontinued operations)	958

EBITDA	$312,536

EBITDA from continuing operations	$125,938
EBITDA from discontinued operations	186,598

EBITDA	$312,536

EBITDA from continuing operations	$125,938
Interest expense, net	28,364
Dividends attributable to preferred stock	2,175

Interest charges	30,539

Interest coverage	4.1

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented on Attachment 12, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of September 30, 2008 is as follows (dollars in thousands):

Total debt	$3,429,440

Common stock	7,589,140
Preferred stock	100,000
Operating partnership units	6,301
Total debt	3,429,440

Total market capitalization	11,124,881

Debt as % of capitalization	30.8%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2008, for assets owned at September 30, 2008, is as follows (dollars in thousands):

NOI for Established Communities	$310,276
NOI for Other Stabilized Communities	55,699
NOI for Development/Redevelopment Communities	56,399
NOI for discontinued operations	18,437

Total NOI generated by real estate assets	440,811
NOI on encumbered assets	93,328

NOI on unencumbered assets	347,483

Unencumbered NOI	78.8%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2008, Established Communities

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Attachment 14 (continued)
are consolidated communities that have Stabilized Operations as of January 1, 2007 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Development Communities are communities that are under construction and for which a final certificate of occupancy has not been received. These communities may be partially complete and operating.
Redevelopment Communities are communities where substantial redevelopment is in progress or is planned to begin during the current year. For wholly owned communities, redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s acquisition cost. The definition of substantial redevelopment may differ for communities that are not wholly owned.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved